EXHIBIT (a)(4)

GENCOR INDUSTRIES, INC.

CASH TENDER OFFER AND OFFER TO EXCHANGE
10% JUNIOR SUBORDINATED NOTES
FOR
SHARES OF OUR COMMON STOCK

$2.00 cash plus $1.00 note per share

THE CASH TENDER OFFER AND EXCHANGE OFFER, AND RELATED WITHDRAWAL RIGHTS,
WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
ON THURSDAY, DECEMBER 11, 2003, UNLESS EXTENDED.

November 13, 2003

To Brokers, Dealers, Banks,
Trust Companies and other Nominees:

     We have been engaged by Gencor Industries, Inc., a Delaware corporation (the “Company”), to act as the information agent (the “Information Agent”) in connection with the Company’s offer to purchase all of its outstanding shares of common stock, par value $0.10 per share (the “Shares”), at a price of $2.00 in cash plus $1.00 in principal amount of 10% junior subordinated notes per share (the “Offer Price”), upon the terms and subject to the conditions set forth in the Company’s Offering Circular, dated November 13, 2003 (the “Offering Circular”), and in the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold shares that are registered in your name or in the name of your nominee.

     Holders of shares who wish to tender their shares but whose certificates for such shares (the “Share Certificates”) are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Continental Stock Transfer & Trust Company (the “Depositary”) prior to Thursday, December 11, 2003 (the “Expiration Date”) must tender their shares according to the guaranteed delivery procedure set forth in the Offering Circular.

     Enclosed herewith are copies of the following documents:

     1.     The Offering Circular dated November 13, 2003;

     2.     The Letter of Transmittal to be used by stockholders of the Company to tender shares in the Offer (manually signed facsimile copies of the Letter of Transmittal may also be used to tender shares);

     3.     A letter to the stockholders of the Company from the Company’s President and Chairman;

     4.     A printed form of a letter that may be sent to your clients for whose account you hold shares that are registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

     5.     Notice of Guaranteed Delivery to be used to accept the Offer if the Share Certificates are not immediately available, if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis;

     6.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7.     Return envelope addressed to Continental Stock Transfer & Trust Company as the Depositary for the Offer.

     We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, December 11, 2003, unless the Offer is extended.

     The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date, 2,669,006 Shares, which represents a majority of the currently outstanding Shares held by stockholders other than affiliates of the Company.

     On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date, the Company will accept for payment, and pay for, all Shares validly tendered to the Company in the Offer and not properly withdrawn prior to the Expiration Date. To validly tender Shares in the Offer: (1) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Date; (2) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offering Circular (a) either the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message described in the Offering Circular, and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Date; and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offering Circular and a Book-Entry Confirmation described in the Offering Circular must be received by the Depositary for the Offer prior to the Expiration Date; or (3) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offering Circular prior to the Expiration Date.

     The Company will not will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offering Circular) in connection with the solicitation of tenders of Shares in connection with the Offer. You will be reimbursed by the Company upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers. The Company will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Questions regarding the Offer, and requests for additional copies of the enclosed material, may be directed to the Information Agent at the address and telephone number listed on the back cover of the Offering Circular.

Very truly yours,

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL FOR THE OFFER.

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